Exhibit 99.1

Redemption of All of the 3.375% Senior Notes due 2020

St. Louis – November 18, 2015 – Sigma-Aldrich Corporation (“Sigma-Aldrich”) announces that it will redeem all of the outstanding 3.375% Senior Notes due 2020 (the “Notes”). On December 18, 2015 (the “Redemption Date”), Sigma-Aldrich will redeem all of the outstanding Notes issued under the indenture (the “Redemption”) at an amount equal to the greater of: (a) 100% of the principal amount of the Notes to be redeemed, or (b) the sum of the present values of the remaining scheduled payments of the principal and interest on the Notes to be redeemed (exclusive of interest accrued to December 18, 2015), in each case discounted to December 18, 2015 on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the global note) plus 15 basis points, and in each case plus accrued and unpaid interest on the principal amount being redeemed on the Redemption Date.

Cautionary Statement: The foregoing release contains forward-looking statements that can be identified by terminology such as “will” or similar expressions. You should not place undue reliance on these statements. Such forward-looking statements include the redemption, the redemption date and the redemption amount and reflect the current views of management regarding future events, and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. The redemption is subject to the occurrence of certain events which may or may not occur. The impact that the foregoing could have on the values attributed to Sigma-Aldrich’s assets and liabilities as recorded in its consolidated balance sheet; and other risks and factors referred to in Sigma-Aldrich’s current Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. Sigma-Aldrich is providing the information in this press release as of this date and does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

About Sigma-Aldrich: Sigma-Aldrich, a leading Life Science and Technology company focused on enhancing human health and safety, manufactures and distributes 250,000 chemicals, biochemicals and other essential products to more than 1.4 million customers globally in research and applied labs as well as in industrial and commercial markets. With three distinct business units - Research, Applied and SAFC Commercial - Sigma-Aldrich is committed to enabling science to improve the quality of life. The Company operates in 37 countries, has approximately 9,300 employees worldwide and had sales of $2.79 billion in 2014. For more information about Sigma-Aldrich, please visit its website at www.sigma-aldrich.com.